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                                                                       EXHIBIT 5

March 19, 1996


Sun Company, Inc.
Ten Penn Center
1801 Market Street
Philadelphia, PA  19103


Ladies and Gentlemen:

I am the Assistant General Counsel for Sun Company, Inc. ("Sun"), a Pennsylvania corporation. I have been asked to deliver this opinion in connection with the registration under the Securities Act of 1933, as amended, of 11,748,591 Depositary Shares, each of which represents one-half of a share of Sun's Series A Cumulative Preference Stock ("Depositary Shares"). I, or members of my staff, have examined Sun's corporate records as I have deemed necessary or advisable in expressing this opinion.

It is my opinion that the 11,748,591 Depositary Shares of Sun covered by Sun's registration statement on Form S-3 (File No. 333-01537), filed by Sun with the Securities and Exchange Commission (the "Commission") on March 7, 1996 as amended by Amendment No. 1 thereto filed by Sun with the Commission on March 19, 1996 (the "Registration Statement"), have been duly authorized and validly issued and are fully paid and non-assessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                         Very truly yours,

                                         /s/ Jonathan C. Waller

                                         JONATHAN C. WALLER, ESQUIRE
                                         Assistant General Counsel